Exhibit 10.2

STEEL SUPPLY AND ARCELOR AUTO SERVICES AGREEMENT

Parties

THIS STEEL SUPPLY AND ARCELOR AUTO SERVICES AGREEMENT (this “Agreement”) is made as of August 31, 2007 by and between ARCELOR S.A., a Luxembourg corporation with an address at 19, avenue de la Liberté, L-2930 Luxembourg (“Arcelor”), ARCELOR COMMERCIAL FCSE SA, a Luxembourg corporation with an address at 19, avenue de la Liberté, L-2930 Luxembourg (“Arcelor Commercial”) and NOBLE EUROPEAN HOLDINGS, B.V., a private limited liability company (besloten vennootschap) organized under the laws of the Netherland with an address at 28213 Van Dyke Avenue, Warren, Michigan 48093 USA (“Noble BV”). Arcelor Commercial and Noble BV are referred to herein as the “Parties.” Arcelor is a party only with respect to Section 11.4 of this Agreement.

Recitals

A. Arcelor, the parent of Arcelor Commercial, and Noble International, Ltd. (“Noble”), the parent of Noble BV, have entered into a Share Purchase Agreement, dated March 15, 2007 (the “Purchase Agreement”), providing, among other things, for the acquisition by Noble of substantially all of the European laser-welded blanks assets and certain related liabilities of Arcelor (collectively, the “European TBA Business”) in exchange for cash, a subordinated promissory note and certain shares of common stock of Noble (the “Acquisition”). Execution and delivery of this Agreement is a condition to the effectiveness of the Acquisition.

B. At the request of certain commercial lenders, Noble, Noble BV, Noble TSA, LLC, a Delaware limited liability company (“Noble, LLC”) and Arcelor have entered into an Assignment and Assumption Agreement on the date hereof whereby Noble assigned its contractual rights under the Purchase Agreement with regard to purchasing TB Holding, BV, a private limited liability company (besloten vennotschap) organized under the laws of the Netherlands to Noble BV and Noble assigned its contractual rights in the Purchase Agreement with regard to purchasing Tailor Steel America, LLC, a Delaware limited liability company to Noble, LLC.

C. Pursuant to the Purchase Agreement, Arcelor, Arcelor Commercial, Arcelor France, a French corporation, and their Affiliates and Noble BV are entering into an Intellectual Property License Agreement dated the date hereof (the “IP License Agreement”).

D. Prior to the Acquisition, Arcelor Commercial has supplied to the European production units of the European TBA Business substantially all of the flat-rolled carbon steel products required for value-added processing and resale in the operations of the European TBA Business. From and after the Acquisition, Arcelor Commercial is willing to continue to supply such products to Noble BV, for the European TBA Business, and Noble BV wishes to purchase such products from Arcelor Commercial, on the terms and conditions set forth in this Agreement.

E. Prior to the Acquisition, Arcelor Commercial has provided to the European TBA Business research and development, marketing, technical support, sales, credit risk, invoicing, collections and consulting services, and the research and development personnel of Arcelor France, a French corporation and a subsidiary of Arcelor (“Arcelor France R&D”), have provided certain research and development and technical support services, in connection with the operations of the European TBA Business. From and after the Acquisition, Arcelor Commercial is willing to continue to provide such services to the European TBA Business of Noble BV, and Noble BV wishes to obtain such services from Arcelor Commercial, on the terms and conditions set forth in this Agreement.

Accordingly, the Parties hereby agree as follows:

Terms of Agreement

1. Definitions. The following terms, when used in this Agreement and in the Exhibits and Schedules attached hereto, shall have the following meanings:

1.1 “Affected Party” has the meaning set forth in Section 18.2.

1.2 “Affiliate” means any corporation or other business entity which controls, is controlled by, or is under common control with, a Party to this Agreement. A corporation or other business entity shall be regarded as having control over another corporation or other business entity if it (i) owns or directly or indirectly controls at least fifty percent (50%) of the voting power of the corporation or other business entity, or (ii) if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or other business entity.

1.3 “Arcelor Commercial Products” means the flat-rolled steel products of Arcelor sold, or offered for sale, from time to time by Arcelor Commercial.

1.4 “Base Price” has the meaning set forth in Section 3.1.

1.5 “Confidential Information” has the meaning set forth in Section 12.1.

1.6 “Customer” means an active or prospective customer of the European TBA Business.

1.7 “Disclosing Party” means the Party disclosing Confidential Information, together with its Representatives.

1.8 “European Automotive Customers” means OEM Customers and Stamper Customers at their locations in Europe.

1.9 “European TBA Products” means the laser-welded blanks products of the European TBA Business sold, or offered for sale, from time to time by the European TBA Business.

1.10 “Force Majeure” means (a) an act of God, act of the public enemy, act or threat of terrorism, war declared or undeclared, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, lightning, fire, flood, storm, drought, earthquake or extreme weather conditions, explosion, breakdown of machinery or jetties, in each case which could not have been prevented by prudent operating practices, (b) any strike, lock out or other industrial action or disturbance and (c) any other cause which is beyond the reasonable control of a Party.

1.11 “Forecast” has the meaning set forth in Section 5.1.

1.12 “Improvements” means any advance made by a Party (or which is obtained by a Party from a third person with a right to disclose or license to other Party) in connection with the manufacture, use or sale of one or more Products which may result in any one or more of the following:

(a) more economical and/or less environmentally-intrusive manufacture;

(b) enhancement of the quality, consistency, durability and/or other performance-related characteristic of the Product;

(c) modification in the methods of testing and quality assurance, whether practiced during or after the manufacturing process; and/or

(d) modification to the conditions of use of the Product by a Customer.

1.13 “OEM” means automotive original equipment manufacturer.

1.14 “Price Extras” has the meaning set forth in Section 3.2.

1.15 “Products” means, collectively, European TBA Products and the Arcelor Commercial Products.

1.16 “R&D Plan” means the strategy for development of an R&D Project, including the nature and timing of research and other appropriate matters, which shall be agreed upon by Arcelor Commercial and Noble BV.

1.17 “R&D Project” means any project related to the research, development or testing of Technology that has been nominated by either Noble BV or Arcelor Commercial and agreed upon by them.

1.18 “Receiving Party” means the Party receiving Confidential Information, together with its Representatives.

1.19 “Representative” of a Party means such Party’s Affiliates, together with the officers, directors, employees, agents, subcontractors and other representatives of such Party and of such Party’s Affiliates.

1.20 “Services” has the meaning set forth in Section 8.2.

1.21 “Specifications” has the meaning set forth in Section 2.1.

1.22 “Stamper” means automotive stamper.

1.23 “Technology” means all patentable and unpatentable products, processes, designs, know-how and technical information, including Improvements, resulting from an R&D Project.

2. Steel Purchase and Sale Commitment. Subject to the terms and conditions of this Agreement, (a) Arcelor Commercial agrees to sell to Noble BV, and Noble BV agrees to purchase from Arcelor Commercial, directly or through one or more of their respective Affiliates, Arcelor Commercial Products for the European TBA Business and (b) Arcelor Commercial agrees to sell Arcelor Commercial Products to the contract manufacturers (each, a “Contract Manufacturer”) under that certain Contract Manufacturing Agreement dated the date hereof between Arcelor and Noble BV for use thereunder.

2.1 Arcelor Commercial Products. Each Arcelor Commercial Product shall be as described in the applicable order acknowledgment, as delivered by Arcelor Commercial to Noble BV from time to time (the “Specifications”).

2.2 Quantity. The quantity of Arcelor Commercial Products to be sold and purchased hereunder shall be 100% of Noble BV’s requirements of such products for the European TBA Business.

3. Purchase Price. The purchase price for each Arcelor Commercial Product shall be the sum of the applicable Base Price plus the applicable Price Extras for such Arcelor Commercial Product, determined as follows:

3.1 Base Prices. The base price applicable to each Arcelor Commercial Product (each, a “Base Price”) from time to time shall be a base price equivalent to Arcelor Commercial’s then prevailing base price for such Product as sold by Arcelor Commercial to Noble BV’s applicable OEM Customer or Stamper Customer for delivery to a European plant of such Customer.

3.2 Price Extras. In addition to the Base Price, the purchase price for each Product shall include Arcelor Commercial’s then prevailing applicable price extras charged for such Product as sold by Arcelor Commercial to Noble BV’s applicable OEM Customer or Stamper Customer for delivery to a European plant of such Customer (the “Price Extras”).

3.3 Competitive Pricing. Notwithstanding the foregoing, the Base Prices and Price Extras charged to Noble BV under this Agreement shall not be higher than the most favorable pricing contemporaneously accorded by Arcelor Commercial, with respect to similar volumes and on the same terms and conditions, to any European welded blanks (including patch, TRB, tailored strip or equivalent product) competitor of Noble BV.

3.4 Audit of Books and Records.

(a) During the Term and for a period of 9 months thereafter, Arcelor Commercial and its Affiliates shall permit an independent accountant selected by Noble BV who has entered into a confidentiality agreement reasonably acceptable to Arcelor Commercial to have reasonable access, during normal business hours and upon reasonable advance notice, to the books and records of Arcelor Commercial and its Affiliates, to the extent such access is reasonably required to verify the accuracy of the amounts charged by Arcelor Commercial or its Affiliates pursuant to this Agreement.

(b) If an audit pursuant to Section 3.4(a) reveals an overcharge, and Arcelor Commercial or its Affiliates do not successfully justify any charge questioned by such audit, Arcelor Commercial or its Affiliates shall promptly pay to Noble BV or its Affiliates the amount of such overcharge, together with interest from the date of receipt of such overcharge to the date of payment at a rate per annum equal to LIBOR, plus 100 basis points. (For purposes of this Agreement, “LIBOR” means, at the time in question, the rate per annum appearing on Barron’s Online Money Rates (http://online.barrons.com/public/page/mlab_money_rates.html) (or any successor Internet site) as the latest LIBOR Interbank Rate in U.S. dollars for a six-month term.) In addition, if any such audit reveals an overcharge of more than 10% of the audited invoices in the aggregate for the audited period, Arcelor Commercial or its Affiliates shall promptly reimburse Noble BV or its Affiliates for the actual out-of-pocket cost of such audit (including auditor’s fees).

(c) Upon request by either Noble BV or Arcelor Commercial, the Parties shall meet promptly upon the completion of any audit or the issuance of an interim or final report to the Parties following such audit (but in no event more than 15 days after the later thereof). The Parties shall develop and agree upon an action plan to address and resolve any issues discovered through such audit within 30 days, unless a shorter resolution time is mutually agreed to by the Parties in writing, and shall implement any remedial action required to avoid the making of overcharges in the future.

3.5 Short Coil Charge. The Parties shall agree from time to time on the coil weight of Arcelor Commercial Products to be included in the Specifications. If the total number of coils of Arcelor Commercial Products delivered within a calendar quarter with an individual coil weight less than the minimum weight specified is greater than 10% of the total number of coils delivered in such quarter, a short coil charge of US $350.00 per coil (fixed amount) shall be applied as a credit in favor of Noble BV with respect to those coils having a weight less than 90% of the minimum weight specified.

4. Purchase and Payment Terms.

4.1 Delivery. All sales and prices quoted by Arcelor Commercial to Noble BV hereunder shall be DDU (delivered duty unpaid) Noble BV’s applicable European TBA Business manufacturing facility under Incoterms, the International Rules for the Interpretation of Trade Terms as published by the International Chamber of Commerce in 2000.

4.2 Payment. All payments from Noble BV to Arcelor Commercial hereunder shall be made by wire transfer of immediately available funds (including by SWIFT transfer) no later than 30 days after the invoice date. Without limiting the foregoing, all payments from Noble BV to Arcelor Commercial with respect to invoices issued to the European TBA Business prior to the date hereof shall be made on the due date therefor.

4.3 General Terms and Conditions. Except as the Parties may otherwise agree in writing, in the event of a conflict between this Agreement and the terms and conditions set forth in any Party's purchase order or order acknowledgment for transactions hereunder, the terms of this Agreement shall prevail.

5. Logistics for the Supply of Arcelor Commercial Products.

5.1 Forecasts. Noble BV shall provide to Arcelor Commercial no later than October 31 in each calendar year during the term of this Agreement a purchasing forecast for the quantity of each Arcelor Commercial Product to be delivered to Noble BV during the following calendar year (the “Forecast”). Noble BV shall use commercially reasonable efforts to provide accurate Forecasts and Arcelor Commercial shall use commercially reasonable efforts to reserve production capacity sufficient to supply all quantities of Arcelor Commercial Products so Forecast by Noble BV. Noble BV shall have no liability hereunder for any failure to order any quantity of Arcelor Commercial Products regardless of any prior Forecast, and Arcelor Commercial shall have no liability hereunder for any failure to reserve sufficient capacity to supply any quantity in a Forecast.

5.2 Purchase Orders. Noble BV shall provide to Arcelor Commercial from time to time during the term of this Agreement written purchase orders for the quantity of Arcelor Commercial Products to be purchased by Noble BV (each, a “Purchase Order”). Each such Purchase Order from Noble BV shall constitute Noble BV’s commitment to purchase the Arcelor Commercial Products described in such Purchase Order. Each Purchaser Order shall include the definitive quantity of each Arcelor Commercial Product ordered. Arcelor Commercial shall issue a written order acknowledgement for each Purchase Order accepted by Arcelor Commercial.

5.3 Order and Delivery. Noble BV shall order delivery of the Arcelor Commercial Products under each Purchase Order during the period covered by such Purchase Order to permit delivery of corresponding European TBA Products as reasonably requested from time to time by Noble BV’s applicable European Automotive Customer. Arcelor Commercial shall use commercially reasonable efforts to ship Arcelor Commercial Products to arrive during the timeframe requested by Noble BV in its delivery order.

5.4 Packaging. All Products shall be packaged in accordance with the applicable Specifications.

5.5 Claims.

(a) If Noble BV notifies Arcelor Commercial that Noble BV is rejecting any Arcelor Commercial Products delivered by Arcelor Commercial as damaged or otherwise not conforming to the applicable Specifications, then Arcelor Commercial shall, with Noble BV’s cooperation, within 14 days of receipt of such notice, take all necessary actions (e.g., technical visits, inspections and sample analyses) to confirm whether Arcelor Commercial will dispute such rejection under this Agreement. If Arcelor fails to take such actions within 21 days of receipt of such notice, Arcelor shall be deemed to have agreed that such rejected Arcelor Commercial Products are non-conforming. If a claim pertaining to Arcelor Commercial Products is either so substantial as to quantity or so critical to a customer requirement that it requires more urgent attention, such 14-day period shall be reduced to 7 days. Further, Noble BV agrees to respond to Arcelor Commercial’s customers’ claims with respect to Noble BV Products in the same manner and within the same timeframes as those described above.

(b) If Noble BV and Arcelor Commercial agree that the rejected Products are non-conforming, then Noble BV may elect to (i) accept the non-conforming Products and receive a discount in an amount mutually agreed by Arcelor Commercial and Noble BV; or (ii) require Arcelor Commercial to provide replacement Arcelor Commercial Products as promptly as reasonably practicable. Unless Noble BV has elected to accept the non-conforming Arcelor Commercial Products, Arcelor Commercial shall be solely responsible for arranging any local reuse or local sale of such non-conforming Arcelor Commercial Products. If Arcelor Commercial requests that any such non-conforming Arcelor Commercial Products be returned to Arcelor Commercial, then (A) Noble BV shall promptly re-wrap and re-pack such Arcelor Commercial Products in the manner in which they were delivered, and (B) Arcelor Commercial shall arrange for such nonconforming Arcelor Commercial Products to be removed from Noble BV’s facilities within 30 days and accounted for by an appropriate credit.

6. Insurance. Noble BV, at its expense, shall obtain and maintain products and commercial general liability insurance with commercially appropriate limits for a company in the same or similar business. Noble BV shall provide Arcelor Commercial with a certificate of insurance annually confirming that such coverage is in effect.

7. Coordination Meetings; Information Sharing. The Parties shall meet frequently, and not less than quarterly, during the term of this Agreement (a) to consider forthcoming production and purchasing plans, (b) to exchange information in relation to market trends, (c) to review their forecasting, ordering and other relevant procedures and make any necessary adjustments, and (d) to exchange information regarding sales and marketing activities, including scheduled meetings with customers. Without limiting the foregoing, each of the Parties shall keep the other informed of all material developments of which it becomes aware concerning the market for the other Party's products for automotive applications, including (i) the availability, quality and pricing of competitive products, (ii) customer demand and inventory supply, (iii) product development trends and technical requirements, and (iv) other similar or related information. At Noble BV’s request, Arcelor will include a Noble BV representative at any meetings with customers to discuss the sale of European TBA Products. At the request of either Party, made reasonably in advance of the meeting, any such meeting shall include discussion of problems or disputes that have arisen under this Agreement (each, a “Problem-Solving Meeting”). Each Party shall be represented at each Problem-Solving Meeting by an executive authorized to resolve disputes under this Agreement. Noble BV and Arcelor Commercial shall each submit to the other Party a description of any proposed adjustment relating to any provision of this Agreement in advance of the applicable Problem-Solving Meeting. Meetings, including Problem-Solving Meetings, under this Section 7 may overlap with coordination meetings required under other Ancillary Agreements (as defined under the Purchase Agreement).

8. Appointment of Arcelor Commercial; Services; Scope of Activities.

8.1 Appointment. Noble BV hereby appoints Arcelor Commercial, and Arcelor Commercial hereby accepts appointment, as consultant and service provider to Noble BV with respect to the European TBA Business.

8.2 Services. Throughout the term hereof, (a) Arcelor Commercial shall provide services, including research and development, marketing, sales, after sales, credit risk, invoicing, collection and consulting services, with respect to (i) Customers’ technical requirements and product development plans, (ii) actual and planned European TBA Products, (iii) marketing plans and techniques, (iv) manufacturing processes, procedures and practices and (v) other matters useful to the development, marketing and sale of European TBA Products in the European TBA Business utilizing Arcelor Commercial Products, in each case as more fully described below and in Schedules 1 and 2 to this Agreement, and (b) Arcelor Commercial shall provide technical support services to Noble BV's plants in the European TBA Business (all the foregoing Arcelor Commercial services collectively, the “Services”).

9. Sales, Credit, Invoicing and Collection Services. During the term of this Agreement, Arcelor Commercial shall, at no additional charge to Noble BV, perform sales, credit risk, invoicing and collection services for the European TBA Business, in accordance with the terms and conditions of this Section 9.

9.1 Sales. Arcelor Commercial shall serve as sales representative for the European TBA Business, soliciting sales of European TBA Products to European Automotive Customers and diligently promoting the interests of the European TBA Business along with those of Arcelor Commercial. In that capacity, Arcelor Commercial shall use commercially reasonable efforts to include European TBA Products in all negotiations for supply of Arcelor Commercial Products to European Automotive Customers, and shall include sales of European TBA Products in all annual (or longer term) contracts with such European Automotive Customers consistent with Arcelor Commercial’s past practice.

9.2 Credit, Invoicing and Collections. Arcelor Commercial shall invoice the European Automotive Customers of the European TBA Business for European TBA Products sold and, subject to any such Customers’ claims with regard to European TBA Products, shall pay the invoiced purchase price by wire transfer of immediately available funds (including by SWIFT transfer) no later than 30 days after the invoice date. Arcelor Commercial shall bear the credit risk with respect to sales of European TBA Products hereunder, and may, but shall not be required to, insure against such credit risk.

10. Technical Support. During the term of this Agreement, Arcelor Commercial shall, upon request, provide to Noble BV technical support for the European TBA Business, including technical problem-solving and claims support, consistent with past practice under Arcelor’s “Project SUP-198.” Noble BV shall pay Arcelor Commercial’s standard per diem charges as in effect from time to time for the services performed by the technical personnel involved, plus out-of-pocket expenses, including expenses for travel and lodging, as applicable. Arcelor Commercial shall provide Noble BV 60 days prior written notice of any increase in such per diem charges. Per diem charges and expense reimbursement will not be charged to Noble BV when Arcelor Commercial’s technical personnel are solving claims referred to in Section 5.5.

11. Research and Development. During the term of this Agreement, Arcelor Commercial shall perform research and development services for the European TBA Business, in accordance with the terms and conditions of this Section 11.

11.1 Selection of R&D Projects. Each of Noble BV and Arcelor Commercial shall have the right to nominate R&D Projects for pursuit, by giving written notice thereof to the other Party. Each such notice shall include a description of the proposed R&D Project, the proposed locations for performance of the project, and, in reasonable detail, a proposed budget of development costs. The nominating Party shall describe the proposed R&D Project by intended technical result, whether a process or Product, and the estimated duration of the project. Any R&D Project selected for research and development under this Agreement shall be conducted, pursuant to an R&D Plan or Plans, as determined by Noble BV and Arcelor Commercial.

11.2 Development Efforts. Arcelor Commercial shall use its commercially reasonable efforts to carry out each R&D Project in accordance with the applicable R&D Plan and within all agreed-upon timetables. Any material change in any R&D Plan shall be subject to the prior written agreement of the Parties. Arcelor Commercial shall be solely responsible for the conduct of all services for R&D Project(s) under the respective R&D Plan(s); provided, however, that (i) Arcelor Commercial agrees to consult with Noble BV regarding each ongoing R&D Project and R&D Plan and (ii) Arcelor Commercial agrees to use the services of Arcelor France R&D, as needed, to carry out the R&D Projects and to perform technical support under this Agreement.

11.3 Research and Development Costs. The first 2 million Euros of costs of R&D Projects in each calendar year during the term of this Agreement shall be borne by Arcelor Commercial. Any costs of R&D Projects in excess of 2 million Euros in any such calendar year shall be paid or reimbursed by Noble BV. Arcelor Commercial shall endeavor to keep Noble BV reasonably informed, through the Parties' coordination meetings pursuant to Section 7, of the R&D Projects costs incurred and shall notify Noble BV when Arcelor Commercial becomes aware that such costs are closely approaching the 2 million Euros threshold. The costs shall be determined in accordance with (a) Arcelor Commercial’s reasonable cost calculation methods for direct research and development expense, including direct labor salaries and benefits, technical writers, data entry, internal and external testing, research materials and supplies and other direct expenses, and (b) reasonable allocations of indirect research and development expense, including labor salaries and benefits of department managers, system managers and other employees engaged in R&D Projects, equipment rental, materials and supplies, and other costs reasonably related to R&D Projects.

11.4 Ownership of Technology, License to Technology. Noble BV acknowledges that Arcelor is and shall remain the exclusive owner of all rights, title and interest in and to all Technology resulting from R&D Projects and all intellectual property rights therein. To the extent that such Technology is covered by or is the subject of a patent application, such patent application and any patent(s) issued thereon shall constitute, upon filing, Patents as defined in Section 1.5 of and for purposes of the IP License Agreement; otherwise, such Technology shall constitute Know-how as defined in Section 1.2 of and for purposes of the IP License Agreement. Arcelor and Noble BV acknowledge and agree that Arcelor and Arcelor Commercial shall be deemed to have granted to Noble BV, under and subject to the terms and conditions of the IP License Agreement, a license to all such Technology and intellectual property rights therein.

12. Confidentiality.

12.1 Definition. During the performance of this Agreement, Noble BV and Arcelor Commercial may learn confidential, proprietary and/or trade secret information of the other Party (collectively, “Confidential Information”). Confidential Information includes any information, unknown to the general public, which is disclosed by the Disclosing Party to the Receiving Party under this Agreement, including technical, commercial and financial information about the Disclosing Party’s (i) research or development; (ii) marketing plans or techniques, contacts or customers; (iii) organization or operations; (iv) business transactions or development plans (e.g., technology licensing, product development activities, supply, sales, costs, prices, contracts, acquisitions, divestitures or investments); and (v) inventions, trademarks, patent applications, proprietary software, other types of intellectual property or any other contractual rights or interests (including processes, procedures and business practices involving trade secrets or know-how).

12.2 Restriction on Disclosure and Use. Subject to the terms and conditions of the IP License Agreement, the Receiving Party shall neither use nor disclose Confidential Information from the Disclosing Party for any purpose other than as reasonably required for the performance of this Agreement. The Receiving Party shall not disclose to third parties any Confidential Information or any reports, recommendations, conclusions or other results of work under this Agreement without obtaining the prior written consent of an officer of the Disclosing Party.

12.3 Return of Confidential Information. Subject to the terms and conditions of the IP License Agreement, upon the expiration or termination of this Agreement, the Receiving Party, shall promptly return to the Disclosing Party, or destroy, all tangible forms of Confidential Information, including any and all copies and/or derivatives of Confidential Information made by the Receiving Party, as well as any writings, drawings, specifications, manuals or other printed or electronically-stored material based on or derived from Confidential Information. Notwithstanding the foregoing, the Receiving Party may retain one archival copy of the Confidential Information (and derivatives thereof) in a secure location solely for the purpose of ensuring compliance with its obligations herein.

12.4 Survival. The obligations set forth in this Article 12, including the obligations of confidentiality and non-use, shall be continuing and shall survive the expiration or termination of this Agreement for a period of five years from the date of such expiration or termination.

12.5 Exclusions.

(a) Notwithstanding Sections 12.1 through 12.4, Noble BV shall have the right to retain copies of, and to use for the internal purposes of the European TBA Business, all Confidential Information pertaining solely to the European TBA Business and consisting of (a) marketing plans or techniques, contacts or customers; (b) organization or operations; (c) business transactions or development plans or (d) other Confidential Information disclosed to Noble BV pursuant to this Agreement that is not covered by the IP License Agreement.

(b) The Parties’ obligations of confidentiality and non-use set forth herein shall not apply to the following: (i) Confidential Information at or after such time that it is or becomes publicly available through no fault of the Receiving Party; (ii) Confidential Information that is already independently known to the Receiving Party at the time of disclosure by the Disclosing Party as shown by prior written records; (iii) Confidential Information at or after such time that it is disclosed to the Receiving Party by a third party with the legal right to do so; or (iv) Confidential Information required to be disclosed pursuant to judicial process, court order or administrative request; provided, that the Receiving Party shall notify the Disclosing Party sufficiently prior to disclosing such Confidential Information so as to permit the Disclosing Party to seek a protective order.

13. Ownership of Property and Developments. Unless otherwise provided in a Schedule attached to this Agreement, all materials, documents and property supplied to a Party during the term of this Agreement by or through another Party, which relate to this Agreement, shall remain the sole and exclusive property of the originator of such materials, documents and property. To the extent they incorporate any Confidential Information, each Party agrees to keep all such materials, documents and property confidential in accordance with this Agreement.

14. Non-Solicitation. Absent the prior written consent of Arcelor Commercial in each instance, neither Noble BV nor any of its Affiliates shall, directly or indirectly, solicit, contact with a view to engagement or employment any person employed by Arcelor Commercial or any of its Affiliates to provide Services under this Agreement to leave the employ of Arcelor Commercial or such Affiliate during the term or within one year after the expiration or termination of this Agreement.

15. Independent Contractor. Each Party and its Representatives, including any agent or other person performing such Party’s obligations under this Agreement, are and shall at all times remain independent contractors with respect to each other Party. Individuals provided by Arcelor Commercial to perform Services under this Agreement shall not be deemed to be employees of Noble BV. Except as otherwise expressly provided herein, no Party shall be responsible for the acts of another Party or its Representatives. Neither Party shall have the right to bind the other Party without such other Party’s express written consent.

16. Indemnification.

16.1 Arcelor Commercial Indemnities. Arcelor Commercial shall indemnify and hold Noble BV and Noble BV’s Representatives harmless from and against any and all liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including costs and reasonable attorneys’ fees, which result from (i) any gross negligence or willful misconduct by Arcelor Commercial, or its Representatives in connection with the obligations of Arcelor Commercial under this Agreement, (ii) any breach of this Agreement by Arcelor Commercial, (iii) any products liability claim relating to any Arcelor Commercial Product, (iv) any third party intellectual property infringement claim relating to any Arcelor Commercial Product and (v) any claim relating to any written materials provided by Arcelor Commercial under this Agreement.

16.2 Noble BV Indemnities. Noble BV shall indemnify and hold Arcelor Commercial and its Representatives harmless from and against any and all liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including costs and reasonable attorneys’ fees which result from (i) any gross negligence or willful misconduct by Noble BV or its Representatives in connection with the obligations of Noble BV under this Agreement, (ii) any breach of this Agreement by Noble BV, (iii) any products liability claims relating to any European TBA Product, (iv) any third party intellectual property infringement claim relating to any European TBA Product or (v) any claim relating to any written materials provided by Noble BV under this Agreement.

16.3 Indemnification Process. Any indemnity available hereunder shall be dependent upon the Party seeking indemnity providing prompt notice to the indemnitor of any claim or lawsuit giving rise to the indemnity sought; provided, however, that failure to comply with this notice requirement shall not reduce or eliminate the indemnitor’s indemnification obligation except to the extent that the indemnitor is prejudiced as a result. Thereafter, the indemnitor shall have exclusive control over the handling of the claim or lawsuit, and the indemnitee shall provide reasonable assistance to the indemnitor and shall cooperate fully in defending the claim.

16.4 No Implied Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER ARCELOR COMMERCIAL NOR NOBLE BV, NOR THEIR RESPECTIVE REPRESENTATIVES, MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY DISCLAIMED.

16.5 Liability Limit. Notwithstanding any other provision in this Agreement to the contrary, in no event shall any Party be liable for special, incidental, consequential or punitive damages in connection with this Agreement.

17. Term; Renewal; Early Termination. This Agreement shall have an initial term of five years, and shall be renewed for additional terms of five years each, unless, prior such renewal, either Arcelor Commercial or Noble BV shall give the other Party notice of termination at least two years prior to the expiration of the initial term or renewal term, as applicable. This Agreement may be terminated effective immediately upon notice provided as follows:

17.1 By such Party, if payment otherwise due and payable to that Party is not made when due and such payment is not made within 30 days from the date of notice to the other Party of such nonpayment; or

17.2 By such Party, if the other Party has committed a material breach of any of its material obligations under this Agreement and such breach has not been cured within 30 days after receipt of written notice from the non-breaching Party of such breach; or

17.3 By such Party, if the other Party (a) has become insolvent or has been liquidated, filed or has filed against it, a petition in bankruptcy and such petition is not dismissed within 60 days after the filing; (b) makes a general assignment for the benefit of creditors; or (c) has a receiver appointed for a substantial portion of its assets.

In addition, if at any time Arcelor’s stockholding in Noble shall be less than 4,687,500 shares of the issued and outstanding capital stock of Noble, Arcelor Commercial may terminate its obligations under this Agreement (a) with respect to steel supply, upon 24 months’ notice, or (b) with respect to Services, upon 18 months’ notice.

Upon the effective date of such termination, the Parties shall have no further obligation to each other (other than those set forth in Articles 12 (Confidentiality), 13 (Ownership of Property and Developments), 14 (Non-Solicitation) and 16 (Indemnification)), except that either Party shall pay any amounts due to the other under this Agreement and except that with respect to any OEM Customer product platform or program as to which Arcelor Products were provided prior to the termination date, Arcelor’s obligation to continue to provide such Products and related technical support shall survive the termination hereof for the duration of such product program or platform (as the same may be extended).

18. Force Majeure.

18.1 Relief from Liability. No Party shall be liable for any failure in the fulfillment of any of its obligations under this Agreement (other than the obligation to pay the purchase price of Products sold and delivered) to the extent that such failure is due to any prevention, delay, interruption, loss or damage occasioned by Force Majeure; provided that reasonable steps are taken to mitigate the consequences of such Force Majeure and to bring it to an end as soon as reasonably possible; and provided, further, that such Party has given notice of such Force Majeure to the other Party pursuant to Section 18.2.

18.2 Notice. If a Party (the “Affected Party”) gives notice to the other that an event of Force Majeure has occurred, the affected obligations of the Affected Party shall be suspended in whole or in part, to such extent as may be necessary, for the duration of any period during which the Affected Party is prevented from performing or is unable to perform any of such obligations as a result of such event of Force Majeure.

18.3 Resumption of Performance. The full performance of this Agreement by the Affected Party shall be resumed as soon as practicable after the relevant event of Force Majeure has ceased to delay, interrupt or prevent performance under this Agreement.

18.4 Substitution of Performance. Notwithstanding any other provision of this Agreement, if Arcelor Commercial is the Affected Party and notifies Noble BV of an event of Force Majeure, Noble BV may cancel any outstanding purchase order to Arcelor Commercial which is the subject of the event of Force Majeure, and Noble BV may purchase the Products which are the subject of such order from a competitor. Products purchased from a competitor under this Section 18.4 shall be deemed purchased from Arcelor Commercial for purposes of Noble BV’s purchase obligation in Section 2.2.

19. Miscellaneous.

19.1 Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

19.2 Assignment; Binding Effect. No assignment by any Party of its rights nor (except as otherwise provided herein) delegation by either Party of its obligations under this Agreement shall be permitted unless the other Party consents in writing thereto; provided, that any Party may assign any of its rights hereunder to, or perform any of its obligations hereunder through, one or more of its Affiliates. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

19.3 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of France other than conflict of laws principles thereof directing the application of any law other than that of France. The provisions of Section 17.7, subsections (b) (c), (d) and (e) (Venue; Waiver of Jury Trial), of the Purchase Agreement are hereby incorporated in this Agreement, mutatis mutandis, as if fully set forth herein.

19.4 Interpretation.

(a) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(b) To the extent that the provisions of this Agreement are inconsistent with Schedule 2 attached hereto, Schedule 2 shall control.

19.5 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

19.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or other electronic transmission (with confirmation) or by an overnight courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

Arcelor Mittal

5 rue Luigi Cherubini

F-93212 La Plaine Saint-Denis

Cedex, FRANCE

Attention: Mr. Jean-François Crancée

Fax: 011-331-71-92-05-98

Email: jean-francois.crancee@arcelormittal.com

and

Attention: Guillaume Vercaemer, Esq.

Fax: 011-331-41-25-58-54

Email: guillaume.vercaemer@arcelor.com

With a copy (which shall not constitute notice) to:

DLA Piper US LLP

1251 Avenue of the Americas

New York, New York 10020

USA

Attention: Garry P. McCormack, Esq.

Fax: +1 212.335.4501

E-mail: garry.mccormack@dlapiper.com

If to Noble BV, to:

Noble European Holdings, B.V.

28213 Van Dyke Avenue

Warren, MI 48093

USA

Attention: General Counsel

With a copy (which shall not constitute notice) to:

Foley & Lardner LLP

500 Woodward Avenue

Suite 2700

Detroit, MI 48226

USA

Attention: Patrick Daugherty, Esq.

Fax: +1 313.234.2800

E-mail: pdaugherty@foley.com

19.7 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, and the printed terms of all quotations and purchase orders exchanged by the Parties during the term of this Agreement shall have no force or effect.

19.8 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by both Arcelor Commercial and Noble BV. The provisions hereof may be waived only in a writing signed by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

19.9 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

19.10 Rules of Construction. The definitions herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” “Or” is disjunctive but not necessarily exclusive. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. All Exhibits and Schedules attached to this Agreement shall be deemed incorporated herein by reference as if fully set forth herein. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement and to the Schedules and Exhibits, taken as a whole. Except as otherwise expressly provided herein: (a) any reference in this Agreement to any agreement or document shall mean such agreement or document as amended, restated, supplemented or otherwise modified from time to time; (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law; and (c) all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles, as in effect from time to time. The captions to Sections or subdivisions thereof shall be deemed not to be a part of this Agreement.

[Signature Page Follows]

Execution

IN WITNESS WHEREOF, the Parties have caused this Steel Supply and Arcelor Auto Services Agreement to be executed as of the day and year first above written.

ARCELOR S.A.

By:
Name:
Title:

By:
Name:
Title:

ARCELOR COMMERCIAL FCSE SA

By:
Name:
Title:

By:
Name:
Title:

NOBLE EUROPEAN HOLDINGS, B.V.

By:
Name:
Title:

SCHEDULE 1

to Steel Supply and Arcelor Auto Services Agreement

Specific Services

Attached.

SCHEDULE 2

to Steel Supply and Arcelor Auto Services Agreement

Additional Services

Attached.

SCHEDULE 1

to Steel Supply and Arcelor Auto Services Agreement

Specific Services

ARCELOR AUTO SERVICES

1. RESEARCH & DEVELOPMENT

ACTIVITIES	TASK	COMMENTS
1.1 Program definition	1.1.1 Global objectives definition	To be agreed between by the parties on a project-by-project basis.

	1.1.2 Planned projects definition	To be agreed by the parties a project-by-project basis.

	1.1.3 Co-engineering and customer support projects global frame definition	To be agreed by the parties a project-by-project basis.

	1.1.4 Deliverables definition	To be agreed by the parties between a project-by-project basis, including the schedule of performing and the delivery conditions (time limit, form, etc…) for both 1.1.2 and 1.1.3

1.2 Budget allocation	1.2.1 Planned projects budget allocation	To be agreed by the parties a project-by-project basis.

	1.2.2 Co-engineering and customer support projects budget allocation	To be agreed by the parties between a project-by-project basis.

1.3 Management for planned R&D	1.3.1 Over-all program management and follow-up

One program pilot to be defined by Noble BV (or its designated Affiliate)

One program leader to be defined by Arcelor

Three to four program committee meetings per year with representatives of Noble BV (or its designated Affiliate) (at least program pilot) and (at least program / projects leaders)

Review of deliverables achievement and validation Launch of New Projects or new targets.

SCHEDULE 1

(continued)

1. RESEARCH & DEVELOPMENT

ACTIVITIES	TASK	COMMENTS
1.3.2 Planned projects management and follow-up

One pilot per project to be defined by Noble BV (or its designated Affiliate)

One leader per project to be defined by Arcelor

At least four project review meetings per year with representatives of Noble BV (or its designated Affiliate) (at least project pilot) and Arcelor (at least project leader)

Deliverables achievement and approval

1.3.3 Co-engineering and customer support projects management and follow-up

One pilot per project to be defined by Noble BV (or its designated Affiliate)

One leader per project to be defined by Arcelor

At least two project committee meetings per year with representatives of Noble BV (or its designated Affiliate) (at least project pilot) and Arcelor (at least project leader)

Deliverables to be approved by the Noble BV (or its designated Affiliate) development engineer who requested the study

Noble BV (or its designated Affiliate) Program Pilot responsible for prioritizing when requests overrun resources available on R&D for Noble.

1.4 Co-engineering and customer support studies	1.4.1 Design / functionality studies	Requested by the corresponding Noble BV development engineer (Noble BV pilot of the project to ensure over-all coordination)

	1.4.2 Stamping / feasibility studies	Requested by the corresponding Noble BV development engineer (Noble BV pilot of the project to ensure over-all coordination)

	1.4.3 Welding / feasibility studies	Requested by the corresponding Noble BV development engineer (Noble BV pilot of the project to ensure over-all coordination)

SCHEDULE 1

(continued)

2. MARKETING

ACTIVITIES	TASK	COMMENTS
2.1 DATA BASE	2.1.1 LMC / JD POWER	Arcelor to exchange database info on Automotive market and to consolidate at European level.

2.2 COMMUNICATION	2.2.1 DOCUMENTATION	Arcelor to give access to product information, to be used for the TWB promotion.

	2.2.2 CONFERENCES / SYMPOSIUM	Arcelor to offer the opportunity to Noble BV (or its designated Affiliate) to participate in Auto Symposium and to present subject on request.

SCHEDULE 1

(continued)

3. SALES

ACTIVITIES	TASK	COMMENTS
3.1 OFFER PREPARATION	3.1.1. Steel Price Definition	Arcelor to communicate to Noble BV (or its designated Affiliate), upon request, the Coil price effective for designated Customer, according to specifications given by Noble BV (or its designated Affiliate).

	3.1.2 Offer Communication to Customer	Noble BV (or its designated Affiliate) to transmit the offer to designated Arcelor Customer team, in order to be formally communicated to the Customer.

	3.1.3. TWB Price negotiation	Under final responsibility of Commercial Dept. of Noble BV (or its designated Affiliate), with the support of Arcelor Customer Team.

3.2 TWB ORDER	3.2.1 Product Creation (ACDC)	Arcelor Customer Team to create the European TBA Product, according to negotiated conditions.

	3.2.2 Customer Profile (SAP)	Arcelor Customer Team to create Customer profile, as per yearly Contract conditions.

	3.2.3 Order receipt	Arcelor Customer Team to insure receipt in due time of the orders for European TBA Products.

	3.2.4 Order Registration in SAP	Arcelor Customer Team to register the order in SAP leverage, and to confirm conformance to the applicable negotiated terms and conditions.

	3.2.5 Needs Follow up	Arcelor Customer Team to check periodically with Customers, reliability of Customers’ needs.

	3.2.6 Changes/Update request	Arcelor Customer team, to update SAP order according to negotiated changes with Customer.

3.3 INVOICING	3.3.1 Creation	TBA plants to supply necessary information in Arcelor invoicing system, in order for AFCS to establish invoices and address to Customer

	3.3.2 Follow-up Overdues	Arcelor Customer teams to be responsible for the follow up of payments in due time from the Customer and recall actions.

3.4 LOGISTIC	3.4 Transport Follow up	Arcelor Customer team to receive information from TBA plants about delivery schedule and inform Customer accordingly.

3.5 VOLUMES ALLOCATION	3.5.1 Demand Planer registration	Noble BV (or its designated Affiliate) to register in Demand planning the requested volumes (yearly budget & Quarterly Sales plan), to be then integrated in Arcelor volumes handling towards Arcelor mills.

3.6 BUDGET	3.6.1 Definition	Noble BV (or its designated Affiliate) to agree with Arcelor every Q.4 of each year about the volumes budget for the coming year.

SCHEDULE 1

(continued)

4. TECHNICAL ASSISTANCE

ACTIVITIES	TASK	COMMENTS
4.1 EVI	4.1.1 New Steel Products & Steel Solutions Promotion	Arcelor to include the TWB Steel solutions in the global marketing promotion, with the technical support of Noble BV (or its designated Affiliate).

	4.1.2 Resident Engineer Activities	Arcelor Residents Engineers to promote TWB Solutions and get necessary information on Customer development programs, as well as on TWB competitors’ positions.

	4.1.3 EVI Experts Support	Arcelor to give technical assistance on Stamping, Welding, Assembly, through EVI Experts

4.3 CLAIMS MANAGEMENT	4.3.1 Claim analysis	Arcelor Client Technical Service Manager to regularly visit Customers and handle technical claims

	4.3.2 Claim approval	Arcelor Client Technical Service Manager responsible for approval of claims technically.

	4.3.3 Settlement	Arcelor Customer team to manage claims through ARCH System

	4.3.4 Corrective Action Plan	In cooperation with Arcelor Customer Team, Noble BV (or its designated Affiliate) to react / propose and implement in an efficient way corrective action plans.

	4.3.5 Payment	In case of non payment by a European Automotive Customer of an invoice as a result of a technical claim alleging failure of the European TBA Products, (e.g., late delivery, defects, or non conformance of the European TBA Product to applicable specifications), the party who produced the non-comforming product or failed to perform shall bear the economic burden of such failure or non-conformance.

SCHEDULE 1

(continued)

5. CUSTOMER CREDIT

ACTIVITIES	TASK	COMMENTS
5.1 CREDIT MANAGEMENT	5.1.1 Coverage Needs Definition	Arcelor to establish in cooperation with Noble BV (or its designated Affiliate) the required coverage for each European Automotive Customer

	5.1.2 Negotiation with “COFACE”	Arcelor to negotiate globally with COFACE (or any other credit insurance company), the risk rate.

5.2 CREDIT INSURANCE	5.2.1 Identifying cover needs

5.2.2 Insurance contracts

SCHEDULE 1

(continued)

6. IT SYSTEMS

ACTIVITIES	TASK	COMMENTS
6.1 SAP-Leverage	6.1.1 Training	Basic training SAP Leverage + ACDC for new users + participation key user club

(including ACDC)	6.1.2 Program Adaptations	Specific requirements Customers

	6.1.3 Roll Out Support	Upload contracts; SA; setup BOM and MRP run

	6.1.4 Help desk	Order entry: back office Merelbeke 8-17 hr

MRP: Zelzate

Reporting (ACDC): creation of reporting queries

User creation

	6.1.5 Invoicing	Creation invoicing templates

Invoicing support (setup of systems, training, use of helpdesk)

6.2 Arch	6.2.1 Technical Support	Set-up of system, training, use of helpdesk

6.3 EDI	6.3.1 Customer Needs Plaftform	Use I-relation manager of AA

	6.3.2 Technical Support	Translation message into customer spec

	6.3.3 Supervision of the system	AT: PEC and LEC

6.4 IT	6.4.1 Arcelor WAN connection

SCHEDULE 2

to Steel Supply and Arcelor Auto Services Agreement

Additional Steel Supply Terms

1.	Logistic chart. Arcelor and Noble BV (or its designated Affiliate) shall agree on levels of logistic services for each production flow (e.g., level of safety inventory, service rate, customer lead time, etc.). In addition to provisions of Section 5.3, Arcelor to ensure that the agreed-upon level of logistic performance applicable to the applicable European Automotive Customer with respect to deliveries to European plant is achieved.

2.	Quality requirements. Arcelor and Noble BV (or its designated Affiliate) shall agree on the levels of quality required for each production flow (e.g., tolerances, rejection procedures, etc.).

3.	Overall performance level. Arcelor and Noble BV (or its designated Affiliate) shall agree on the required overall performance level in order to maintain and improve the long established reputations of both Arcelor and Noble BV (and their respective Affiliates) in the automotive business.

4.	Technical support (Claims Handling). Arcelor will investigate and handle claims and to manage corrective action plans for claims related to steel quality or delivery as directed by Noble BV (or its designated Affiliate).

5.	Electronic Data Interchange (EDI). Arcelor will implement EDI for all European plants producing European TBA Products.

6.	Call Off & Early delivery. TBA to agree to use its best efforts to cancel Call off practice and Arcelor to agree to use its best efforts not to deliver goods in advance.

7.	Consignment Inventory. No inventory will be consigned Noble BV (or its Affiliates).

8.	Payment Terms. Invoices will be dated so that payments under Section 4.2 and Section 9.2 will be due according to the contractual date of payment between Arcelor and European Automotive Customers; provided, however that if no payment terms are specified, then payment shall be due not later than 30 days after the end of month in which the product is received. The parties agree that the provisions of this Section 8 shall govern, notwithstanding any agreement to the contrary in Section 4.2 (Payment) and Section 9.2 (Credit, Invoicing and Collections) of the Agreement.